UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 6, 2012

MERU NETWORKS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34659	26-0049840
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

894 Ross Drive
Sunnyvale, California	94089
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 215-5300

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Loan and Security Agreement

On June 6, 2012, Meru Networks, Inc. (the “Company”) entered into a Loan and Security Agreement (the “Loan Agreement”) with Venture Lending and Leasing IV, Inc. (“VLL”), pursuant to which VLL made a term loan to the Company in an aggregate principal amount of $12.0 million (the “2012 Term Loan”), on the terms and conditions set forth in the Loan Agreement.

The Company will accrue interest on the 2012 Term Loan beginning on the funding date and will repay the 2012 Term Loan in thirty-nine monthly installments of principal plus accrued interest beginning on June 6, 2012 and ending on August 1, 2015. Amounts borrowed under the Loan Agreement bear interest per annum at a fixed rate equal to 12.0%.  The Company may voluntarily prepay the Term Loan in full by tendering a cash payment equal to the sum of: (i) the accrued and unpaid interest on the Term Loan as of the date of the prepayment; (ii) the unpaid principal balance of the Term Loan as of the date of the prepayment, and (iii) the interest that would have accrued and been payable from the date of the prepayment through the stated date of maturity of such Term Loan had it remained outstanding and been paid in accordance with the terms of the related note (multiplied by 0.80 in the case of repayment after January 1, 2014).  The Company will also be required to pay a fee in an amount equal to $2.0 million at the earlier of (i) a change of control and (ii) September 1, 2015.

As security for amounts outstanding under the Loan Agreement, the Company has granted VLL a security interest in substantially all of the Company’s assets.

The Loan Agreement contains customary representations and warranties and customary affirmative and negative covenants. Pursuant to the terms of the Loan Agreement, and subject to certain exceptions, the Company is not permitted without VLL’s prior written consent, among other things, to:

•                  incur additional indebtedness except for specified permitted indebtedness;

•                  incur any liens on the Company’s property, except for specified permitted liens;

•                  change its business from that in which it is currently engaged or reasonably related businesses;

•                  merge or consolidate, or permit any of its subsidiaries to merge or consolidate, with any person, or acquire, or permit any of its subsidiaries to acquire, all or substantially all of the capital stock or property of another person; or

•                  pay any dividends or make any distributions on its equity securities or repurchase any of its equity, except the Company may pay dividends payable solely in common stock and may repurchase securities from employees and consultants in a limited manner;

Amounts outstanding under the Loan Agreement may become due and payable on demand upon the occurrence of certain customary events of default, including the Company’s failure to make payments when due, failure to observe the covenants in the Loan Agreement (subject to a designated grace period in certain cases), bankruptcy of the Company and certain adverse judgments or adverse regulatory actions or determinations against the Company. A default interest rate equal to 5.0% plus the otherwise applicable interest rate applies from and after the occurrence of any event of default.

On June 6, 2012, in connection with the funding of the 2012 Term Loan, the Company issued to Venture Lending & Leasing VI, LLC a warrant to purchase 468,293 shares of common stock, exercisable for five years from the date of grant, at an exercise price of $2.05 per share (the “VLL Warrant”).

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K under the heading “Loan and Security Agreement” that relates to the creation of a direct financial obligation of the Company is incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K under the heading “Loan and Security Agreement” that relates to the VLL Warrant is incorporated herein by reference. The sale and issuance of the VLL Warrant was deemed to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) of the Securities Act.

Item 8.01. Other Events.

On June 7, 2012, the Company issued a press release announcing that it has entered into the Loan Agreement with VLL. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Loan and Security Agreement, dated as of June 6, 2012 between Meru Networks, Inc. and Venture Lending & Leasing VI, Inc.
10.2	Supplement to the Loan and Security Agreement dated as of June 6, 2012 between Meru Networks, Inc. and Venture Lending & Leasing VI, Inc.
10.3	Warrant to Purchase Shares of Common Stock of Meru Networks, Inc. issued to Venture Lending & Leasing VI, LLC.
10.4	Intellectual Property Security Agreement, dated as of June 6, 2012 by and between Meru Networks, Inc. and Venture Lending & Leasing VI, Inc.
99.1	Press release, dated June 7, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERU NETWORKS, INC.

Date: June 7, 2012	By:	/s/ Brett T. White

		Name:	Brett T. White
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Loan and Security Agreement, dated as of June 6, 2012 between Meru Networks, Inc. and Venture Lending & Leasing VI, Inc.
10.2	Supplement to the Loan and Security Agreement dated as of June 6, 2012 between Meru Networks, Inc. and Venture Lending & Leasing VI, Inc.
10.3	Warrant to Purchase Shares of Common Stock of Meru Networks, Inc. issued to Venture Lending & Leasing VI, LLC.
10.4	Intellectual Property Security Agreement, dated as of June 6, 2012 by and between Meru Networks, Inc. and Venture Lending & Leasing VI, Inc.
99.1	Press release, dated June 7, 2012.